Exhibit 3.1

AMENDMENT TO THE

SECOND AMENDED AND RESTATED BYLAWS OF

EDUCATION REALTY TRUST, INC.

Effective as of June 24, 2018

The Second Amended and Restated Bylaws of Education Realty Trust, Inc. are hereby amended by adding a new Article XV as follows:

Article XV.

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or to the stockholders of the Corporation, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the Maryland General Corporation Law, the Charter or these Bylaws, or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine.